Exhibit 23.5

19 November 2009

China Nuokang Bio-Pharmaceutical Inc.

No. 18-1 East Nanping Road

Hunnan National New & High-tech Development Zone

Shenyang, Liaoning Province

People’s Republic of China 110171

Subject:	WRITTEN CONSENT TO REFERENCE JONES LANG LASALLE SALLMANNS LIMITED IN SEC FILINGS OF CHINA NUOKANG BIO-PHARMACEUTICAL INC.

Dear Sirs,

We hereby consent to the references to our name, valuation methodologies, assumptions and value conclusions for accounting purposes, with respect to our appraisal reports addressed to China Nuokang Bio-Pharmaceutical Inc. (the “Company”) in the Company’s Registration Statement on Form F-1 (together with any amendments thereto, the “Registration Statement”) to be filed with the U.S. Securities and Exchange Commission.

In the preparation of our valuation reports, we relied on the accuracy and completeness of the financial information and other data related to the Company provided to us by the Company and its representatives. We did not audit or independently verify such financial information or other data relating to the Company and take no responsibility for the accuracy of such information. Our valuation reports were used as part of the Company’s analysis in reaching the conclusion of value.

Yours sincerely,

For and on behalf of

Jones Lang LaSalle Sallmanns Limited

/s/ Simon M. K. Chan
Simon M. K. Chan
Director